EXHIBIT 4.6(e)

AMENDMENT NO. 4 TO CREDIT AGREEMENT

This Amendment No. 4 to Credit Agreement (“Amendment”) dated as of March 31, 2004 by and among the lenders signatories hereto (“Banks”), Comerica Bank as agent for the Banks (in such capacity, “Agent”), and Starcraft Corporation, an Indiana corporation (“Company”).

RECITALS

A. Company and Banks entered into that certain Credit Agreement dated as of January 16, 2004, as amended by three Amendments (“Agreement”).

B. The parties desire to amend the Agreement.

NOW, THEREFORE, the parties agree that the Agreement is amended as follows:

1. The following definition is added to Section 1 of the Agreement in alphabetical order:

“ ‘Base Ratio’ shall initially mean .85 to 1.0. The numerator of the Base Ratio shall increase by .05 as of September 30 of each year (commencing September 30, 2004) until it is 1.0.”

2. The following definition in Section 1 of the Agreement is amended to read in its entirety as follows:

“ ‘EBITDA’ shall mean, as of any date of determination, the sum of the Net Income of Company and its Consolidated Subsidiaries, for the four preceding fiscal quarters ending on such date of determination, plus, to the extent deducted in computation of such Net Income, (i) income taxes, for that period, (ii) interest expense for that period, (iii) depreciation and amortization expense for that period, and (iv) up to $                     of non-cash charges for impairment of goodwill incurred during the fiscal quarter ended March 31, 2004, in each case determined in accordance with GAAP; provided that EBITDA for any fiscal quarter ending on or prior to December 31, 2003 shall be calculated before deductions for minority interests.”

3. Section 7.9 of the Agreement is amended to read in its entirety as follows:

“7.9    Fixed Charge Coverage Ratio. Maintain as of the end of each fiscal quarter of Company, a Fixed Coverage Ratio of not less than 120 to 1.0.”

4. Section 7.11 of the Agreement is amended to read in its entirety as follows:

“7.11    Funded Debt to EBITDA Ratio. Maintain as of the end of each fiscal quarter, Funded Debt to EBITDA Ratio of not more than 3.25 to 1.0.”

5. Section 7.13 of the Agreement is amended to read in its entirety as follows:

“Maintain as of the end of each month a Current Ratio of not less than the Base Ratio.”

6. Company hereby represents and warrants that, after giving effect to the amendments contained herein, (a) execution, delivery and performance of this Amendment and any other documents and instruments required under this Amendment or the Agreement are within Company’s powers, have been duly authorized, are not in contravention of law or the terms of the Company’s Articles of Organization or Operating Agreement and do not require the consent or approval of any governmental body, agency, or authority; and this Amendment and any other documents and instruments required under this Amendment or the Agreement, will be valid and binding in accordance with their terms; (b) the representations and warranties of Company set forth in Sections 6.1 through 6.23 of the Agreement are true and correct in all material respects on and as of the date hereof with the same force and effect as if made on and as of the date hereof; and (c) no Event of Default, or condition or event which, with the giving of notice or the running of time, or both, would constitute an Event of Default under the Agreement, has occurred and is continuing as of the date hereof.

7. This Amendment shall be effective upon execution hereof by Company, Agent and the Banks and execution of a Reaffirmation of Guaranty by the guarantors.

8. This Amendment may be signed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

9. Capitalized terms not defined herein shall have the meanings given to them in the Agreement.

WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK, as Agent		STARCRAFT CORPORATION

By:	/S/ MICHAEL H. CLIFF	By:	/S/ JOSEPH E. KATONA, III
Michael H. Cliff

Its: Vice President		Its:	Chief Financial Officer

BANKS:		COMERICA BANK

		By:	/S/ MICHAEL H. CLIFF
Michael H. Cliff

Its: Vice President

NATIONAL CITY BANK OF INDIANA

By:	/S/ GREGORY C. BROWN

Its:	Vice President

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